News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2025 Second Quarter Results

ST. LOUIS, Sept. 9, 2025—Core & Main, Inc. (NYSE: CNM) ("Core & Main"), a leading specialty distributor dedicated to advancing reliable infrastructure with local service, nationwide, today announced financial results for the second quarter ended August 3, 2025.

Fiscal 2025 Second Quarter Results (Compared with Fiscal 2024 Second Quarter)

•Net sales increased 6.6% to $2,093 million

•Gross profit increased 8.1% to $560 million; gross profit margin was 26.8%

•Net income increased 11.9% to $141 million

•Adjusted EBITDA (Non-GAAP) increased 3.5% to $266 million

•Diluted earnings per share increased 14.8% to $0.70

•Adjusted Diluted Earnings Per Share (Non-GAAP) increased 13.0% to $0.87

•Net cash provided by operating activities of $34 million

•Opened new locations in Kansas City, Kansas and Columbus, Wisconsin after the quarter

•Announced the acquisition of Canada Waterworks after the quarter

“I am proud of our associates’ dedication to supporting customers in delivering critical infrastructure projects,” said Mark Witkowski, CEO of Core & Main.

"We achieved roughly 7% net sales growth in the second quarter and our balanced end market exposure served us well, with strength in municipal demand and stability in non-residential demand helping to offset softness in residential lot development. We drove significant sales growth across key initiatives, including treatment plant and fusible high-density polyethylene projects, where our technical expertise and consistent execution set us apart. We also continued to expand gross margins, both sequentially and year-over-year, through better price realization and the execution of our private label and sourcing initiatives. The strong cash flow we generate enables us to reinvest in growth and market share gains. After the quarter, we opened two new locations in priority markets and completed an acquisition that expands our platform in Canada.

At the same time, we are operating in an environment marked by higher operating expenses and softer residential demand. To address these dynamics, we have implemented targeted actions to improve productivity and operating margins. As a result of these trends, we're lowering our expectations for full-year net sales to $7,600 to $7,700 million, Adjusted EBITDA to $920 to $940 million, and operating cash flow to $550 to $610 million.

We remain confident in our long-term growth and margin expansion opportunities, and in our ability to balance strategic investments with disciplined cost control to drive continued growth and efficiency. With our broad portfolio of products and services, Core & Main is well-positioned to benefit from sustained investment in U.S. water infrastructure. We remain committed to delivering value to our customers, suppliers, communities and shareholders.”

cont.

Three Months Ended August 3, 2025

Net sales for the three months ended August 3, 2025 increased $129 million, or 6.6%, to $2,093 million compared with $1,964 million for the three months ended July 28, 2024. Net sales increased primarily due to higher volumes and acquisitions. Net sales increased for pipes, valves & fittings, storm drainage and fire protection products due to higher volumes and acquisitions. Net sales of meter products declined due to project delays in the current quarter following substantial growth in the prior year period.

Gross profit for the three months ended August 3, 2025 increased $42 million, or 8.1%, to $560 million compared with $518 million for the three months ended July 28, 2024. Gross profit as a percentage of net sales for the three months ended August 3, 2025 was 26.8% compared with 26.4% for the three months ended July 28, 2024. The overall increase in gross profit as a percentage of net sales was primarily attributable to favorable impacts from the execution of our gross margin initiatives.

Selling, general and administrative ("SG&A") expenses for the three months ended August 3, 2025 increased $34 million, or 12.7%, to $302 million compared with $268 million during the three months ended July 28, 2024. SG&A expenses as a percentage of net sales were 14.4% for the three months ended August 3, 2025 compared with 13.6% for the three months ended July 28, 2024. The increase was primarily attributable to higher personnel expenses, including higher variable compensation costs from an increase in gross profit, higher employee benefits costs and other distribution-related expenses driven by inflation and increased sales volume.

Operating income for the three months ended August 3, 2025 increased $9 million, or 4.4%, to $213 million compared with $204 million during the three months ended July 28, 2024. The increase in operating income was primarily attributable to higher gross profit partially offset by higher SG&A expenses.

Net income for the three months ended August 3, 2025 increased $15 million, or 11.9%, to $141 million compared with $126 million for the three months ended July 28, 2024. The increase in net income was primarily attributable to an increase in operating income and a decrease in interest expense.

The Class A common stock basic earnings per share for the three months ended August 3, 2025 increased 14.5% to $0.71 compared with $0.62 for the three months ended July 28, 2024. The Class A common stock diluted earnings per share for the three months ended August 3, 2025 increased 14.8% to $0.70 compared with $0.61 for the three months ended July 28, 2024. The increase in basic and diluted earnings per share was attributable to an increase in net income and lower Class A share counts following share repurchase transactions executed throughout fiscal 2024 and fiscal 2025.

Adjusted EBITDA for the three months ended August 3, 2025 increased $9 million, or 3.5%, to $266 million compared with $257 million for the three months ended July 28, 2024. The increase in Adjusted EBITDA was primarily attributable to higher gross profit partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP (as defined below) financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Adjusted Diluted Earnings Per Share for the three months ended August 3, 2025 increased 13.0% to $0.87 compared with $0.77 for the three months ended July 28, 2024. The increase in Adjusted Diluted Earnings Per Share was primarily attributable to an increase in net income and lower Class A share counts following the share repurchase transactions executed throughout fiscal 2024 and fiscal 2025. For a reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most comparable GAAP (as defined below) financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Core & Main Announces Fiscal 2025 Second Quarter Results

Six Months Ended August 3, 2025

Net sales for the six months ended August 3, 2025 increased $299 million, or 8.1%, to $4,004 million compared with $3,705 million for the six months ended July 28, 2024. Net sales increased primarily due to higher volumes and acquisitions. Net sales increased for pipes, valves & fittings, storm drainage and meter products due to higher volumes and acquisitions. Net sales for fire protection products declined due to lower selling prices partially offset by acquisitions.

Gross profit for the six months ended August 3, 2025 increased $84 million, or 8.5%, to $1,070 million compared with $986 million for the six months ended July 28, 2024. Gross profit as a percentage of net sales for the six months ended August 3, 2025 was 26.7% compared with 26.6% for the six months ended July 28, 2024. The overall increase in gross profit as a percentage of net sales was primarily attributable to favorable impacts from the execution of our gross margin initiatives and accretive acquisitions partially offset by higher average cost of inventory this year compared to the prior year.

SG&A expenses for the six months ended August 3, 2025 increased $70 million, or 13.3%, to $595 million compared with $525 million during the six months ended July 28, 2024. SG&A expenses as a percentage of net sales were 14.9% for the six months ended August 3, 2025 compared with 14.2% for the six months ended July 28, 2024. The increase was primarily attributable to higher personnel expenses, including higher variable compensation costs from an increase in gross profit, higher acquisition related costs, higher employee benefits costs and other distribution-related expenses driven by inflation and increased sales volume.

Operating income for the six months ended August 3, 2025 increased $12 million, or 3.2%, to $384 million compared with $372 million during the six months ended July 28, 2024. The increase in operating income was primarily attributable to higher gross profit partially offset by higher SG&A expenses.

Net income for the six months ended August 3, 2025 increased $19 million, or 8.4%, to $246 million compared with $227 million for the six months ended July 28, 2024. The increase in net income was primarily attributable to an increase in operating income and a decrease in interest expense.

The Class A common stock basic earnings per share for the six months ended August 3, 2025 increased 10.8% to $1.23 compared with $1.11 for the six months ended July 28, 2024. The Class A common stock diluted earnings per share for the six months ended August 3, 2025 increased 9.9% to $1.22 compared with $1.11 for the six months ended July 28, 2024. The basic and diluted earnings per share increased due to an increase in net income and lower Class A share counts following the share repurchase transactions executed throughout fiscal 2024 and fiscal 2025.

Adjusted EBITDA for the six months ended August 3, 2025 increased $16 million, or 3.4%, to $490 million compared with $474 million for the six months ended July 28, 2024. The increase in Adjusted EBITDA was primarily attributable to higher gross profit partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP (as defined below) financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Adjusted Diluted Earnings Per Share for the six months ended August 3, 2025 increased 9.2% to $1.55 compared with $1.42 for the six months ended July 28, 2024. The increase in Adjusted Diluted Earnings Per Share was primarily attributable to an increase in net income and lower Class A share counts following the share repurchase transactions executed throughout fiscal 2024 and fiscal 2025. For a reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most comparable GAAP (as defined below) financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Core & Main Announces Fiscal 2025 Second Quarter Results

Liquidity and Capital Resources

Net cash provided by operating activities was $111 million for the six months ended August 3, 2025 compared with $126 million for the six months ended July 28, 2024. The $15 million decrease in cash provided by operating activities was due to a higher investment in working capital in the six months ended August 3, 2025 partially offset by the timing of interest payments, lower tax payments and an increase in net income.

Net Debt, calculated as gross consolidated debt net of cash and cash equivalents, as of August 3, 2025 was $2,253 million compared with $2,439 million as of July 28, 2024. The decrease in Net Debt was primarily attributable to lower borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility").

As of August 3, 2025, we had $100 million outstanding borrowings on our Senior ABL Credit Facility, which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of August 3, 2025, after giving effect to approximately $15 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,135 million under the Senior ABL Credit Facility, subject to borrowing base availability.

Fiscal 2025 Outlook

For fiscal 2025, a 52-week year compared to fiscal 2024, a 53-week year, Core & Main has lowered its outlook as reflected in the guidance below. The revised expectations take into account current market conditions and higher operating expenses.

•Net sales of $7,600 to $7,700 million

•Net sales growth of 2% to 3%, reflecting average daily sales growth of 4% to 5%

•Adjusted EBITDA (Non-GAAP) of $920 to $940 million

•Adjusted EBITDA Margin (Non-GAAP) of 12.1% to 12.2%

•Operating Cash Flow of $550 to $610 million

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on September 9, 2025 at 8:30 a.m. ET to discuss the company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing 833-470-1428 or +1-404-975-4839 (international). The passcode for the call is 530343. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure® with local service, nationwide®. As a specialty distributor with a focus on water, wastewater, storm drainage and fire protection products and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With more than 370 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. The 5,700 associates at Core & Main are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Core & Main Announces Fiscal 2025 Second Quarter Results

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, all statements other than statements of historical facts contained in this press release, including statements relating to our intentions, beliefs, assumptions or current expectations concerning, among other things, our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding expected growth, future capital expenditures, capital allocation and debt service obligations, and the anticipated impact on our business.

Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition, cash flows and the development of the market in which we operate are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for contracts; price fluctuations in our product costs (including effects of tariffs); our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or limited supplier distribution rights are terminated; changes in supplier rebates or other terms of our supplier agreements; the availability of freight; the ability of our customers to make payments on credit sales; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of environmental, social and governance and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our brand or reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; our ability to continue our customer relationships with short-term contracts; risks associated with operating internationally, including exporting and importing of certain products; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our
Core & Main Announces Fiscal 2025 Second Quarter Results

Annual Report on Form 10-K for the fiscal year ended February 2, 2025); increases in interest rates on our variable rate indebtedness; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Investor Relations:
Glenn Floyd, 314-995-9108
InvestorRelations@CoreandMain.com

Media Relations:
Patrick Lunsford, 314-789-0726
Media@CoreandMain.com

Core & Main Announces Fiscal 2025 Second Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended		Six Months Ended
	August 3, 2025	July 28, 2024	August 3, 2025	July 28, 2024

Net sales	$2,093	$1,964	$4,004	$3,705
Cost of sales	1,533	1,446	2,934	2,719
Gross profit	560	518	1,070	986
Operating expenses:
Selling, general and administrative	302	268	595	525
Depreciation and amortization	45	46	91	89
Total operating expenses	347	314	686	614
Operating income	213	204	384	372
Interest expense	31	36	61	70
Income before provision for income taxes	182	168	323	302
Provision for income taxes	41	42	77	75
Net income	141	126	246	227
Less: net income attributable to non-controlling interests	7	7	12	13
Net income attributable to Core & Main, Inc.	$134	$119	$234	$214

Earnings per share (“EPS”)
Basic	$0.71	$0.62	$1.23	$1.11
Diluted	$0.70	$0.61	$1.22	$1.11
Number of shares used in computing EPS
Basic	189,904,002	192,797,961	189,855,388	192,495,255
Diluted	198,302,610	202,667,354	198,503,146	202,640,993

Core & Main Announces Fiscal 2025 Second Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	August 3, 2025	February 2, 2025
ASSETS
Current assets:
Cash and cash equivalents	$25	$8
Receivables, net of allowance for credit losses of $21 and $18, respectively	1,357	1,066
Inventories	1,056	908
Prepaid expenses and other current assets	72	43
Total current assets	2,510	2,025
Property, plant and equipment, net	175	168
Operating lease right-of-use assets	275	244
Intangible assets, net	867	935
Goodwill	1,898	1,898
Deferred income taxes	579	558
Other assets	2	42
Total assets	$6,306	$5,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$24	$24
Accounts payable	758	562
Accrued compensation and benefits	94	123
Current operating lease liabilities	73	67
Other current liabilities	168	90
Total current liabilities	1,117	866
Long-term debt	2,234	2,237
Non-current operating lease liabilities	203	178
Deferred income taxes	88	87
Tax receivable agreement liabilities	680	706
Other liabilities	22	22
Total liabilities	4,344	4,096
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 190,491,983 and 189,815,899 shares issued and outstanding as of August 3, 2025 and February 2, 2025, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 6,932,015 and 7,936,061 shares issued and outstanding as of August 3, 2025 and February 2, 2025, respectively	—	—
Additional paid-in capital	1,243	1,220
Retained earnings	642	449
Accumulated other comprehensive (loss) income	(1)	27
Total stockholders’ equity attributable to Core & Main, Inc.	1,886	1,698
Non-controlling interests	76	76
Total stockholders’ equity	1,962	1,774
Total liabilities and stockholders’ equity	$6,306	$5,870

Core & Main Announces Fiscal 2025 Second Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Six Months Ended
	August 3, 2025	July 28, 2024
Cash Flows From Operating Activities:
Net income	$246	$227
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	96	95
Equity-based compensation expense	10	7
Deferred income tax expense	7	5
Other	7	7
Changes in assets and liabilities:
(Increase) decrease in receivables	(300)	(263)
(Increase) decrease in inventories	(152)	(105)
(Increase) decrease in other assets	(5)	(14)
Increase (decrease) in accounts payable	196	203
Increase (decrease) in accrued liabilities	6	(36)
Net cash provided by operating activities	111	126
Cash Flows From Investing Activities:
Capital expenditures	(23)	(16)
Acquisitions of businesses, net of cash acquired	—	(596)
Other	(5)	(6)
Net cash used in investing activities	(28)	(618)
Cash Flows From Financing Activities:
Repurchase and retirement of equity interests	(47)	(21)
Distributions to non-controlling interest holders	(4)	(7)
Payments pursuant to Tax Receivable Agreements	(18)	(11)
Borrowings on asset-based revolving credit facility	100	605
Repayments on asset-based revolving credit facility	(93)	(785)
Issuance of long-term debt	—	750
Repayments of long-term debt	(12)	(11)
Debt issuance costs	—	(14)
Other	8	(2)
Net cash (used in) provided by financing activities	(66)	504
Increase in cash and cash equivalents	17	12
Cash and cash equivalents at the beginning of the period	8	1
Cash and cash equivalents at the end of the period	$25	$13

Cash paid for interest (excluding effects of interest rate swap)	$49	$95
Cash paid for income taxes	69	84

Core & Main Announces Fiscal 2025 Second Quarter Results

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Adjusted Diluted Earnings Per Share, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income, net income attributable to Core & Main, Inc. or diluted earnings per share, as applicable, or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the initial public offering and subsequent secondary offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents.

We define Adjusted Diluted Earnings Per Share as diluted earnings per share adjusted for (a) amortization of intangible assets, (b) loss on debt modification and extinguishment, (c) equity-based compensation, (d) expenses associated acquisition activities, (e) the initial public offering and subsequent secondary offerings and (f) the tax impact of these Non-GAAP adjusted, divided by the weighted-average number of shares of our common stock outstanding on a fully diluted basis for the applicable period. Diluted earnings per share is the most directly comparable GAAP measure to Adjusted Diluted Earnings Per Share.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Adjusted Diluted Earnings Per Share to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA and Adjusted Diluted Earnings Per Share include amounts otherwise attributable to non-controlling interests as we manage the consolidated Company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

No reconciliation of the estimated range for Adjusted EBITDA or Adjusted EBITDA margin for fiscal 2025 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Core & Main Announces Fiscal 2025 Second Quarter Results

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented:

(Amounts in millions)	Three Months Ended		Six Months Ended
	August 3, 2025	July 28, 2024	August 3, 2025	July 28, 2024
Net income attributable to Core & Main, Inc.	$134	$119	$234	$214
Plus: net income attributable to non-controlling interest	7	7	12	13
Net income	141	126	246	227
Depreciation and amortization (1)	46	47	93	91
Provision for income taxes	41	42	77	75
Interest expense	31	36	61	70
EBITDA	$259	$251	$477	$463
Equity-based compensation	5	4	10	7
Acquisition expenses (2)	2	2	3	4
Adjusted EBITDA	$266	$257	$490	$474

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

Core & Main Announces Fiscal 2025 Second Quarter Results

The following table sets forth a reconciliation of diluted earnings per share to Adjusted Diluted Earnings Per Share for the periods presented:

	Three Months Ended		Six Months Ended
	August 3, 2025	July 28, 2024	August 3, 2025	July 28, 2024
Diluted earnings per share	$0.70	$0.61	$1.22	$1.11
Amortization of intangible assets	0.19	0.19	0.37	0.36
Equity-based compensation	0.03	0.02	0.05	0.03
Acquisition expenses (1)	0.01	0.01	0.02	0.02
Income tax impact of adjustments (2)	(0.06)	(0.06)	(0.11)	(0.10)
Adjusted Diluted Earnings Per Share	$0.87	$0.77	$1.55	$1.42

	Fiscal Years Ended
	February 2, 2025	January 28, 2024	January 29, 2023
Diluted earnings per share	$2.13	$2.15	$2.13
Amortization of intangible assets	0.75	0.54	0.49
Equity-based compensation	0.07	0.04	0.04
Acquisition expenses (1)	0.05	0.03	0.02
Offering expenses (3)	—	0.02	—
Income tax impact of adjustments (2)	(0.22)	(0.16)	(0.13)
Adjusted Diluted Earnings Per Share	$2.78	$2.62	$2.55

(1)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

(2) Represents the tax impact on non-GAAP adjustments for amortization of intangibles, equity-based compensation, acquisition expenses and offering expenses.

(3) Represents costs related to our initial public offering and subsequent secondary offerings reflected in selling, general and administrative expenses in our Statement of Operations.

The following table sets forth a calculation of Net Debt for the periods presented:

(Amounts in millions)	As of
	August 3, 2025	July 28, 2024
Senior ABL Credit Facility due February 2029	$100	$250
Senior Term Loan due July 2028	1,241	1,455
Senior Term Loan due February 2031	937	747
Total Debt	$2,278	$2,452
Less: Cash & Cash Equivalents	(25)	(13)
Net Debt	$2,253	$2,439

Core & Main Announces Fiscal 2025 Second Quarter Results